Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
(303) 262 4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Fourth Quarter and Full Year 2012 Results
$0.07 Diluted Earnings per Share; Establishing our Position for Future Growth

DENVER, CO - February 27, 2013 - StarTek, Inc. (NYSE:SRT) today announced its fourth quarter and full year 2012 financial results.

2012 Highlights

•	Continued sales momentum, signing twelve new agreements year-to-date with an expected annual contract value of $69 million;

•	Improved revenue diversification with no single client representing more than 30% of our revenue as we exited the year;

•	Improved operational performance across entire footprint through execution and capacity utilization;

•	Improved gross margin to 11.6% from 7.4% in 2011;

•	Reduced ongoing SG&A expense by 12% versus prior year; and

•	First profitable quarter in three years.

Fourth Quarter 2012 Financial Results
Fourth quarter 2012 revenue increased 15.6% compared to the third quarter, a reflection of the new business signed during 2012. All geographic segments experienced sequential revenue growth during the fourth quarter. The Company had net income of $1.2 million, or $0.07 diluted earnings per share, during the fourth quarter of 2012 as compared to a net loss of $7.5 million, or $0.49 per share, in fourth quarter 2011.

Gross margin increased to 15.0% as compared to 7.7% in the fourth quarter of 2011. This improvement was driven by the Company's Domestic and Latin America segments. Domestic gross margin improved to 14.5% from 3.9% in the fourth quarter of 2011 due to continued improvements across several locations. Latin America gross margin improved to a negative 2.8% from a negative 44.6% in the fourth quarter of 2011 as a result of ramping our new Honduras location.

Fourth quarter 2012 Adjusted EBITDA of $4.5 million compares to a third quarter 2012 Adjusted EBITDA of $2.5 million.

2012 Financial Results
In 2012, revenue decreased 9.7% from $219 million to $198 million. Gross margin improved to 11.6% from 7.4% in 2011 and SG&A expense declined from $37.3 million in 2011 to $29.6 million in 2012. Operating loss before impairment and restructuring charges was $6.6 million compared to 2011 operating loss before impairment and restructuring charges of $21.1 million. Net loss for the full year 2012 was $0.69 per share compared to a net loss of $1.75 per share in 2011.

Liquidity and Capital Resources
As of December 31, 2012, the Company's cash position was $9.2 million compared to $9.7 million as of December 31, 2011. The cash management practices implemented by the Company in the fourth quarter of 2011 provided the working capital needed to fund the growth experienced in new business. The Company had approximately $2.0 million and $7.3 million in capital expenditures during the fourth quarter and year ended December 31, 2012, respectively.

"We are pleased with the progress that we made in 2012. We worked hard throughout 2012 to exit the year a much healthier company, and we are." said Chad Carlson, President and Chief Executive Officer. "We reported our first profitable quarter in three years, and we now have the team in place for growth in the future.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (www.investor.startek.com).

Conference Call and Webcast Details
The Company will host a conference call today, February 27, 2013, at 6:30 a.m. MST (8:30 a.m. EST) to discuss fourth quarter and full year 2012 financial results. To participate in the teleconference, please call toll-free 866 700.7173 (or 617 213.8838 for international callers) and enter “22508255”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
StarTek, Inc. is a global provider of business process outsourcing services with approximately 10,200 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years.  Our mission is to enable and empower our Brand Warriors to fight for our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership.  The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customer experience.  The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients.  StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support.  StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce.
For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$55,137	$51,143	$198,092	$219,493
Cost of services	46,849	47,229	175,095	203,284
Gross profit	8,288	3,914	22,997	16,209
Selling, general and administrative expenses	7,067	9,327	29,645	37,334
Impairment losses and restructuring charges	(20)	1,933	4,066	5,496
Operating income (loss)	1,241	(7,346)	(10,714)	(26,621)
Net interest and other income (expense)	47	22	342	33
Income (loss) before income taxes	1,288	(7,324)	(10,372)	(26,588)
Income tax expense (benefit)	137	137	116	(126)
Net income (loss)	$1,151	$(7,461)	$(10,488)	$(26,462)

Net income (loss) per common share - basic	0.08	(0.49)	(0.69)	(1.75)
Net income (loss) per common share - diluted	0.07	(0.49)	(0.69)	(1.75)

Weighted average shares outstanding - basic	15,273	15,139	15,241	15,084
Weighted average shares outstanding - diluted	15,491	15,139	15,241	15,084

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,183	$9,719
Trade accounts receivable, net	41,070	37,736
Other current assets	10,027	8,872
Total current assets	60,280	56,327
Property, plant and equipment, net	26,310	38,475
Other assets	6,542	6,631
Total assets	$93,132	$101,433
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$23,879	$23,485
Other liabilities	2,974	3,586
Total liabilities	26,853	27,071
Total stockholders’ equity	66,279	74,362
Total liabilities and stockholders' equity	$93,132	$101,433

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating Activities
Net income (loss)	$1,151	$(7,461)	$(10,488)	$(26,462)
Adjustments to reconcile net income (loss) to net
cash (used in) provided by operating activities:
Depreciation	2,949	3,802	12,957	15,750
Impairment losses	—	1,356	3,086	2,381
Non-cash compensation cost	279	408	1,275	1,602
Amortization of deferred gain on sale leaseback transaction	(47)	—	(47)	—
Changes in operating assets & liabilities
and other, net	(5,744)	—	(3,872)	5,461
Net cash (used in) provided by operating activities	(1,412)	(1,895)	2,911	(1,268)
Investing Activities
Purchases of property, plant and equipment	(2,625)	(1,541)	(7,305)	(8,958)
Proceeds from sale leaseback transaction	3,884	—	3,884	—
Proceeds from note receivable	165	165	660	660
Net cash provided by (used in) investing activities	1,424	(1,376)	(2,761)	(8,298)
Financing Activities
Other financing, net	3	9	7	149
Net cash provided by financing activities	3	9	7	149
Effect of exchange rate changes on cash	(31)	32	(693)	396
Net decrease in cash and cash equivalents	(16)	(3,230)	(536)	(9,021)
Cash and cash equivalents at beginning of period	9,199	11,516	9,719	18,740
Cash and cash equivalents at end of period	$9,183	$8,286	$9,183	$9,719

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release reports 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation expense and stock compensation expense, 2) operating loss before impairment and restructuring charges and 3) net loss excluding severance costs and restructuring charges. The following tables provide reconciliation of 1) adjusted EBITDA to net loss calculated in accordance with GAAP, 2) operating loss before impairment and restructuring charges to operating loss calculated in accordance with GAAP and 3) net loss before restructuring and severance to net loss in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012	December 30, 2011
Net income (loss)	$1,151	$(1,229)	$(10,488)	$(26,462)
Income tax expense (benefit)	137	(20)	116	(126)
Interest expense (income)	7	2	(8)	(25)
Impairment losses & restructuring charges	(20)	533	4,066	5,496
Depreciation expense	2,949	2,948	12,957	15,750
Stock compensation expense	279	301	1,275	1,602
Adjusted EBITDA	$4,503	$2,535	$7,918	$(3,765)

Operating Income (Loss) before Impairment and Restructuring Charges:

	Three Months Ended		Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012	December 30, 2011
Operating income (loss)	$1,241	$(1,357)	$(10,714)	$(26,621)
Impairment losses & restructuring charges	(20)	533	4,066	5,496
Operating income (loss) before impairment and restructuring charges	$1,221	$(824)	$(6,648)	$(21,125)